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As filed with the Securities and Exchange Commission on March 18, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CELESTICA INC.
(Exact name of Registrant as specified in its charter)

Ontario, Canada (State or other Jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
1150 Eglinton Avenue East, Toronto, Ontario Canada M3C 1H7 (416) 448-5800 (Address, including postal code, and telephone number, including area code, of registrant's principal executive offices)

KAYE SCHOLER LLP
Attention: Managing Attorney
425 Park Avenue, New York, New York 10022
(212) 836-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
LYNN TOBY FISHER, ESQ. JOEL I. GREENBERG, ESQ. Kaye Scholer LLP 425 Park Avenue New York, N.Y. 10022 (212) 836-8000	I. BERL NADLER, ESQ. PATRICK E. MOYER, ESQ. Davies, Ward, Phillips & Vineberg LLP 1 First Canadian Place, Toronto, Ontario Canada M5X 1B1 (416) 863-0900

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Subordinate voting shares	1,142,824	$16.70	$19,085,161	$2,418.09 (3)

(1)
Subordinate voting shares that may be offered pursuant to the registration statement consist of 1,142,824 shares issuable upon the exercise of warrants issued to the selling shareholders by Manufacturers' Services Limited ("MSL") and assumed by the registrant as a result of the merger of MSL into one of the registrant's wholly-owned subsidiaries. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered also includes an undeterminable number of subordinate voting shares issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(e) and Rule 457(c) under the Securities Act. The proposed maximum offering price per share is estimated to be 16.70, based on the average of the high sales price and the low sales price per share of the Registrant's Common Stock as reported on the New York Stock Exchange on March 12, 2004.

(3)
The registration fee relating to this filing of $2,418.09 has previously been paid. The registrant is applying excess fees paid in connection with its Registration Statement on Form F-4 (Registration No. 333-110362) for subordinate voting shares registered but not issued thereunder.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MARCH 18, 2004

PROSPECTUS

        The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

CELESTICA INC.

1,142,824 SUBORDINATE VOTING SHARES

        This prospectus relates to resales of subordinate voting shares that are issuable upon the exercise of warrants issued by Manufacturers' Services Limited, or MSL. We assumed these warrants as a result of the merger of MSL into Celestica (USA) Inc., one of our wholly-owned subsidiaries, on March 12, 2004.

        We will not receive any proceeds from the sale of the subordinate voting shares offered by the selling shareholders.

        The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the subordinate voting shares from time-to-time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See the section entitled "Plan of Distribution" in this prospectus.

        Our shares are traded on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "CLS". On March 12, 2004, the last reported sale price of our subordinate voting shares on the New York Stock Exchange was $17.10 per share.

        See the section entitled "Risk Factors" beginning on page 7 for information you should consider before buying the subordinate voting shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March       , 2004

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. Our selling shareholders named in this prospectus are not making an offer to sell, or seeking offers to buy, these securities in any state where offers and sales are not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

        In this prospectus, "Celestica," "the company," "we," "us" and "our" refer to Celestica Inc. and its subsidiaries.

        We furnish our shareholders with annual reports containing financial statements prepared in accordance with Canadian generally accepted accounting principles audited by our independent accountants, with a reconciliation of those financial statements to United States generally accepted accounting principles. We will make available copies of quarterly reports for each of the first three quarters of each fiscal year containing interim unaudited consolidated financial information.

        All dollar amounts in this prospectus are expressed in United States dollars, except where we state otherwise. In this prospectus, unless we state otherwise, all references to "U.S.$" or "$" are to U.S. dollars.

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including:

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  any projections of earnings, revenues or other financial items;

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  any statements of the plans, strategies and objectives of management for future operations;

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  any statements concerning proposed new products, services or developments;

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  any statements regarding future economic conditions or performance;

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  any statements of belief; and

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  any statements of assumptions underlying any of the foregoing.

        The risks, uncertainties and assumptions referred to above include risks that are described in the section entitled "Risk Factors" and in the documents we incorporate into this prospectus by reference. If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, our results could differ materially from the expectations in these statements. We are not under any obligation and do not intend to update our forward-looking statements.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, our selling shareholders named in this prospectus may offer up to 1,142,824 subordinate voting shares in one or more offerings. In making your investment decision, it is important for you to consider the information contained in this prospectus as well as the information we incorporate in this prospectus by reference and any additional information described under the section entitled "Where You Can Find More Information."

CELESTICA INC.

        We are a world leader in the delivery of innovative electronics manufacturing services, or EMS. We operate a highly sophisticated global manufacturing network with operations in Asia, Europe and the Americas, providing a broad range of integrated services and solutions to leading original equipment manufacturers, or OEMs. A recognized leader in quality, technology and supply chain management, we provide competitive advantage to its customers by improving time-to-market, scalability and manufacturing efficiency.

        We serve the computer and communications markets, as well as diversified markets such as aerospace and defense, automotive, consumer, industrial, medical and mobile communications. Some of our customers include industry leaders such as Avaya, Cisco Systems, Dell, EMC Corporation, Hewlett-Packard, IBM, Lucent, Motorola, NEC Corporation and Sun Microsystems.

        Our principal executive office is located at 1150 Eglinton Avenue East, Toronto, Ontario, Canada M3C 1H7 and our telephone number is (416) 448-5800.

ABOUT THE OFFERINGS

        Our selling shareholders named in this prospectus may offer subordinate voting shares that are issued upon the exercise of warrants originally issued by MSL. We assumed these warrants as a result of the merger of MSL into Celestica (USA) Inc., one of our wholly-owned subsidiaries, on March 12, 2004. We refer to our acquisition of MSL as the MSL Merger.

        These securities may be offered directly to one or more purchasers, through agents designated from time to time, or to or through underwriters or dealers. For more information, please see the section entitled "Plan of Distribution."

Subordinate voting shares offered by our selling shareholders	1,142,824 shares
Use of proceeds	We will not receive any proceeds from the sale of subordinate voting shares in this offering
New York Stock Exchange symbol	CLS

RISK FACTORS

        The subordinate voting shares being offered by this prospectus involve a degree of risk. You should carefully consider the following risk factors and all of the other information contained in this prospectus, as well as the information incorporated in this prospectus and the additional information described under the section entitled "Where You Can Get More Information" before you buy any of the subordinate voting shares sold pursuant to this prospectus.

Risks Related to Our Business

Our operating results fluctuate, which could have an adverse effect on the market price of our subordinate voting shares.

        Our annual and quarterly results have fluctuated in the past. The causes of these fluctuations may similarly affect us in the future. These fluctuations may have an adverse effect on the market price of our subordinate voting shares. Our operating results may fluctuate in the future as a result of many factors, including:

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  the volume of orders received relative to our manufacturing capacity;

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  fluctuations in material costs and the mix in material costs versus labor and manufacturing overhead costs; and

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  variations in the level and timing of orders placed by a customer due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy and variation in demand for the customer's products. These changes can result from life cycles of customer products, competitive conditions, and general economic conditions.

        Any one of the following factors or combinations of these factors could also affect our results of operations for a financial period:

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  the level of price competition as a result of the highly competitive nature of our business;

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  our past experience in manufacturing a particular product;

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  the degree of automation we use in the assembly process;

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  whether we are managing our inventories and fixed assets effectively;

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  our customer and end-market concentrations;

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  the timing of our expenditures in anticipation of increased sales;

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  increased or unexpected expenses associated with the shifting of products between manufacturing locations, including transfer delays from higher cost locations;

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  customer product delivery requirements and shortages of components or labor;

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  the shifting of production by our customers from our operations to one of our competitor's operations, and;

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  the timing of, and the price we pay for, our acquisitions and related integration costs.

        In addition, most of our customers typically do not commit to firm production schedules for more than 30 to 90 days in advance. Accordingly, we cannot forecast the level of customer orders with certainty. This makes it difficult to order appropriate levels of materials and to schedule production and maximize utilization of our manufacturing capacity. In the past, we have been required to increase staffing, purchase materials, and incur other expenses to meet the anticipated demand of our customers. Sometimes these anticipated orders from certain customers have failed to materialize, and sometimes delivery schedules have been deferred as a result of changes in the customer's business needs. On other occasions, customers have required rapid and sudden increases in production which have placed an excessive burden on our manufacturing capacity. Deferred delivery schedules result in a delay, and may result in a reduction in our revenue from these customers, and also may lead to excess capacity at affected facilities. Also, certain customers may be unable to pay us or otherwise meet their commitments under their agreements or purchase orders with us.

        Any of these factors or a combination of these factors could have a material adverse effect on our results of operations.

        Prospective investors should not rely on results of operations in any past period to indicate what our results will be for any future period.

We have had recent operating losses and may experience losses in future periods.

        We generated net earnings in each of the years from 1993 through 1996, and in 1999 and 2000. We recorded net losses of $6.9 million in 1997, $48.5 million in 1998, $39.8 million in 2001, $445.2 million in 2002 and $101.0 million in the nine months ended September 30, 2003. In 1997, we incurred $13.3 million of integration costs related to acquisitions and a $13.9 million credit loss, with these charges totaling $27.2 million ($17.0 million after income taxes). In 1998, we incurred $8.1 million of integration costs related to acquisitions, a $41.8 million write-down of intellectual property and goodwill, a write-off of deferred financing fees and debt redemption fees of $17.8 million, and $5.1 million of charges related to the acquisition of IMS with these charges totaling $72.8 million ($56.5 million after income taxes). In 2001, we incurred $22.8 million of integration costs related to acquisitions, $237.0 million of restructuring charges, and a $36.1 million write-down of certain assets, primarily goodwill and intangible assets, with these charges totaling $295.9 million ($245.2 million after income taxes). In 2002, we incurred $21.1 million of integration costs related to acquisitions, $385.4 million of restructuring charges, a $285.4 million write-down of certain assets, primarily goodwill and intangible assets, and $9.6 million in deferred financing costs and debt redemption fees, with these charges totaling $701.5 million ($582.2 million after income taxes). In the nine months ended September 30, 2003, we incurred $69.1 million of restructuring charges ($63.9 million after income taxes). We estimate total pre-tax restructuring charge of between $90.0 million and $95.0 million, to be recorded during 2003. If end-market conditions were to weaken significantly from current levels, we may undertake additional restructuring activities, thereby reducing profitability in future periods. We may not be profitable in future periods.

We are exposed to changes in general economic conditions that can adversely impact our business, operating results, and financial condition.

        As a result of unfavorable general economic conditions and reduced demand for technology capital goods, our sales have been particularly volatile in recent quarters. Specifically, since the first fiscal quarter of 2001, we have seen declines in the demand for products in the end-markets that we serve. If global economic conditions in the markets we serve do not improve, we may experience a continued material adverse impact on our business, operating results and financial condition.

Acts of terrorism and other political and economic developments could adversely affect our business.

        Increased international political instability, evidenced by the threat or occurrence of terrorist attacks, enhanced national security measures, sustained military presence in Iraq, other conflicts in the Middle East and Asia, strained international relations arising from these conflicts, and the related decline in consumer confidence and continued economic weakness, may hinder our ability to do business and may adversely affect our stock price. Any escalation in these events or similar future events may disrupt our operations or those of our customers and suppliers and may affect the availability of materials needed to manufacture our products or the means to transport those materials to manufacturing facilities and finished products to customers. These events have had and may continue to have an adverse impact on the U.S. and world economy in general and customer confidence and spending in particular, which in turn adversely affects our revenues and results of operations. The impact of these events on the volatility of the U.S. and world financial markets could increase the volatility in our stock price and may limit the capital resources available to us and our customers or suppliers.

Our results can be adversely affected by limited availability of components.

        A significant portion of our costs reflects component purchases. All of the products we manufacture require one or more components that we order from sole-source suppliers of these particular components. Supply shortages for a particular component can delay production and thus delay revenue of all products using that component or cause price increases in the services we provide. In the past, we have secured sufficient allocations of constrained components so that revenue was not materially impacted. In addition, at various times there have been industry-wide shortages of electronic components. Such shortages, or future fluctuations in material costs, may have a material adverse effect on our business or cause our results of operations to fluctuate from period to period. Also, we rely on a variety of common carriers for materials transportation and to route materials through various world ports. A work stoppage, strike or shutdown of a major port or airport could result in manufacturing and shipping delays or expediting charges, which could have a material adverse effect on our results of operations.

Our dependence on the computing and communication industries makes us vulnerable to downturns affecting these industries.

        Our financial performance depends on our customers' viability, financial stability and the demand for our customers' end-market products. Our customers, in turn, depend substantially on the growth of the computing and communications industries. These industries are characterized by rapidly changing technologies and shortening product life cycles. These industries have been experiencing severe revenue erosion, pricing and margin pressures, excess inventories and increased difficulty in attracting capital. These factors affecting the computing and communications industries in general, and the impact these factors might have from time to time on our customers in particular, could continue to have a material adverse effect on our business.

Failure of our customers to timely pay amounts owed to us may adversely affect our results of operations.

        We generally provide payment terms ranging from 30 to 45 days. As a result, we generate significant accounts receivable from sales to our customers, which from December 31, 2001 through December 31, 2003 represented 22% to 26% of current assets. Accounts receivable from sales to customers at September 30, 2003 was $658.7 million (December 31, 2002 — $785.9 million; December 31, 2001 — $1,054.1 million). At December 31, 2002, one customer represented 28% of total accounts receivable (December 31, 2001 — two customers represented 14% and 26% of total accounts receivable, respectively). If any of our customers have insufficient liquidity, we may encounter significant delays or defaults in payments owed to us by customers, which may have an adverse effect on our financial condition and results of operations. We regularly review our accounts receivable valuations and makes adjustments when necessary. Our allowance for doubtful accounts at September 30, 2003 was $52.5 million (December 31, 2002 — $62.4 million; December 31, 2001 — $74.6 million), which represented 7.4% of the gross accounts receivable balance (December 31, 2002 — 7.4%; December 31, 2001 — 6.6%). Historically, the credit-related accounts receivable adjustments have not been significant to our results of operations. For the nine months ended September 30, 2003, we wrote off accounts receivable of $13.3 million (December 31, 2002 — $30.0 million; December 31, 2001 — $11.8 million) against the allowance for doubtful accounts in the normal course of business.

We depend on a limited number of customers.

        Our three largest customers for the nine months ended September 30, 2003 were IBM Corporation, Sun Microsystems Inc. and Lucent Technologies Inc., each of which represented more than 10% of our revenue for that period. Our top ten customers collectively represented 76% of our revenue for the nine months ended September 30, 2003.

        Our three largest customers in 2002 were IBM Corporation, Sun Microsystems Inc. and Lucent Technologies Inc., each of which represented more than 10% of our total 2002 revenue and collectively represented 48% of our total 2002 revenue. Our next seven largest customers collectively represented 37% of our total revenue in 2002. IBM Corporation, Sun Microsystems Inc. and Lucent Technologies Inc., our three largest customers in 2001, each represented more than 10% of our total 2001 revenue and collectively represented 55% of our total 2001 revenue. Our next seven largest customers represented 29% of total 2001 revenue. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenue.

        Our mix of business with customers in higher complexity communications and infrastructure products had a major impact on our results in 2002 and 2003 as spending in these areas was adversely affected. We saw the biggest declines in revenues from our top 10 customers, which represent over 80% of our business.

        Other than in the case of asset acquisitions, which we refer to as "OEM divestitures," we generally do not enter into long-term supply commitments with our customers. Instead, we bid on a project basis and have supply contracts or purchase orders in place for each project. We are dependent on customers to fulfill the terms associated with these order and/or contracts. Significant reductions in, or the loss of, sales to any of our largest customers would have a material adverse effect on us. OEM divestitures often entail long-term supply agreements between us and the OEM customer, and we are similarly dependent on customers to fulfill their obligations under these contracts.

Our customers may cancel their orders, change production quantities or delay production which could have an adverse effect on our results of operations.

        Our customers are increasingly dependent on EMS providers for new product introductions and rapid response times to volume requirements. We generally do not obtain firm, long-term purchase commitments from our customers and we often experience reduced lead-times in customers' orders. Customers may cancel their orders, change production quantities, or delay production for a number of reasons. The uncertain economic condition of our customers' end markets and general order volume volatility has resulted, and may continue to result, in some of our customers delaying or canceling the delivery of some of the products we manufacture for them, and placing purchase orders for lower volumes of products than previously anticipated. Cancellation, reduction or delays by a significant customer, or by a group of customers, would seriously harm our results of operations by reducing the volumes of products manufactured and delivered by us for the customers in that period. Such order changes could also cause a delay in the repayment to us for inventory expenditures we incur in preparation for the customer orders. Order cancellations and delays could also lower asset utilization, resulting in higher productive assets and lower margins.

If we fail to successfully restructure our operations our financial condition and results of operations would be adversely affected.

        We have undertaken numerous initiatives to restructure and reduce our capacity in response to the difficult economic climate, with the intention of improving utilization and realizing cost savings in the future. These initiatives have included changing the number and location of our production facilities, largely to align our capacity and infrastructure with anticipated customer demand, and to rationalize our global manufacturing network. This alignment includes transferring programs from higher cost geographies to lower cost geographies. The process of restructuring entails, among other activities, moving product production between facilities, reducing staff levels, realigning our business processes and reorganizing our management. Any failure to successfully execute these initiatives can have a material adverse impact on our results. If, in the future, our customer demand falls, or we are required to reduce prices, at a rate exceeding the rate at which we are able to reduce our costs by restructuring our operations, this could have a material adverse impact on our operating results.

We may not be able to restructure quickly enough in some of our key manufacturing regions, such as Europe.

        We have operations in multiple regions around the world. As a result, we are subject to different regulatory requirements governing how quickly we are able to reduce manufacturing capacity and terminate related employees, and these requirements are particularly stringent in Europe. Restrictions on our ability to close under-performing facilities will result in higher expenses associated with carrying excess capacity and infrastructure during our restructuring activities.

We may need to move an increased portion of our manufacturing base to lower cost regions and failure to successfully do so could have a material adverse effect on our financial condition and results of operations.

        With the significant and severe weakness in technology end markets over the past few years, our customers require significant cost reductions in order to maintain sales and improve their financial performance. This environment has resulted in an accelerated movement of our production from higher cost regions such as North America and western Europe to lower cost regions such as Asia, Latin America and Central Europe. This accelerated move could impact current and future results by such factors as increasing the risks associated with transferring production to new regions where skills or experience may be more limited than in higher cost regions, higher operating expenses during the transition, and additional restructuring costs associated with the decrease in production levels in higher cost geographies.

Any failure of ours to successfully manage our international operations would have a material adverse effect on our financial condition and results of operations.

        During 2002 and the first nine months of 2003, approximately 40% and 50%, respectively, of our revenue was produced from locations outside of North America. In addition, we purchased material from international suppliers for much of our business, including our North American business. We believe that our future growth depends in large part on our ability to increase our business in international markets and, as described above, the shift of much of our production to lower cost geographies. We will continue to expand our operations outside of North America.

        This expansion will require significant management attention and financial resources. International operations are subject to inherent risks, which may adversely affect us, including:

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  labor unrest;

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  unexpected changes in regulatory requirements;

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  tariffs, import and export duties, value-added taxes and other barriers;

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  less favorable intellectual property laws;

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  difficulties in staffing and managing foreign sales and support operations;

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  longer accounts receivable payment cycles and difficulties in collecting payments;

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  changes in local tax rates and other potentially adverse tax consequences, including the cost of repatriation of earnings;

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  lack of acceptance of locally manufactured products in foreign countries;

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  burdens of complying with a wide variety of foreign laws, including changing import and export regulations which could erode our profit margins or restrict exports;

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  adverse changes in Canadian and U.S. trade policies with the other countries in which we maintain operations;

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  political instability;

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  potential restrictions on the transfer of funds;

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  inflexible employee contracts that restrict our flexibility in responding to business downturns; and

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  foreign exchange risks.

        We have either purchased or built manufacturing facilities in numerous Asian countries, including Thailand, Malaysia, China, Indonesia and Singapore, and is subject to the significant political, economic and legal risks associated with doing business in these countries. For instance, under our current leadership, the Chinese government has instituted a policy of economic reform which has included encouraging foreign trade and investment, and greater economic decentralization. However, the Chinese government may discontinue or change these policies, and these policies may not be successful. Moreover, despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly as it relates to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation of such laws may be inconsistent. As the Chinese legal system develops, new laws and changes to existing laws may adversely affect foreign operations in China. While Hong Kong has had a long history of promoting foreign investment, its incorporation into China means that the uncertainty related to China and its policies may now also affect Hong Kong. Thailand and Indonesia have also had a long history of promoting foreign investment but have experienced economic and political turmoil and a significant devaluation of their currencies in the recent past. There is a risk that economic and political turmoil may result in the reversal of the current policies encouraging foreign investment and trade, restrictions on the transfer of funds overseas, employee turnover, labor unrest, or other domestic problems that could adversely affect us.

Our recent capacity reduction activities and manufacturing restructuring programs may impact our ability to meet the growth needs of our customers.

        With the significant and severe weakness in technology end markets over the past few years, we have experienced poor asset utilization and responded by significantly reducing our manufacturing infrastructure. If our customers were to experience sharp and unforecasted improvements in demand, the removal of this infrastructure could potentially impact customer satisfaction and limit our ability to grow if we are not able to respond to higher volumes required by our customers.

We face financial risks due to foreign currency fluctuations.

        The principal currency in which we conduct our operations is U.S. dollars. However, some of our subsidiaries transact business in foreign currencies, such as Canadian dollars, Mexican pesos, British pounds sterling, Euros, Singapore dollars, Japanese yen, Chinese renminbi, Czech lcoruna and the Thai baht. We may sometimes enter into hedging transactions to minimize our exposure to foreign currency and interest rate risks. Our current hedging activity is designed to reduce the variability of our foreign currency costs and consists of contracts to purchase or sell these foreign currencies at future dates. In general, these contracts extend for periods of up to 25 months. Our hedging transactions may not successfully minimize foreign currency risk.

If we are unable to recruit or retain highly skilled personnel our business could be adversely affected.

        The recruitment of personnel for the EMS industry is highly competitive. We believe that our future success will depend, in part, on our ability to continue to attract and retain highly skilled executive, technical and management personnel. We generally do not have employment or non-competition agreements with our employees. To date we have been successful in recruiting and retaining executive, managerial and technical personnel. However, the loss of services of certain of these employees could have a material adverse effect on us.

We are in a highly competitive industry which has resulted in lower prices, reduced gross margin and loss of revenue.

        We are in a highly competitive industry. We compete against numerous domestic and foreign companies. Two of our competitors, Flextronics International and Solectron Corporation, each had revenue in excess of $12.0 billion for fiscal 2002 and one of our competitors, Sanmina-SCI Corporation, had revenue in excess of $8.0 billion for fiscal 2002. We also face indirect competition from the manufacturing operations of our current and prospective customers, which continually evaluate the merits of manufacturing products internally rather than using electronic manufacturing services providers. Some of our competitors have more geographically diversified international operations, a greater production presence in lower cost geographies as well as substantially greater manufacturing, financial, procurement, research and development, and marketing resources than we have. These competitors may create alliances and rapidly acquire significant market share. Accordingly, our current or potential competitors may develop or acquire services comparable or superior to those we develop, combine or merge to form significant competitors, or adapt more quickly than we will to new technologies, evolving industry trends and changing customer requirements. Competition has caused and may continue to cause price reductions, reduced profits, or loss of market share, any of which could materially and adversely affect us. We may not be able to compete successfully against current and future competitors, and the competitive pressures that we face may materially adversely affect us. The EMS industry has been experiencing an increase in excess manufacturing capacity. This has and will continue to exert additional pressures on pricing for components and services, thereby increasing the competitive pressures in the EMS industry. Excess capacity will limit the industry's ability to attain economics of scale and other synergies.

We may not be able to increase revenue if the trend of outsourcing by OEMs slows.

        Future growth in our revenue depends on new outsourcing opportunities in which we assume additional manufacturing and supply chain management responsibilities from OEMs. To the extent that these opportunities are not available, either because OEMs decide to perform these functions internally or because they use other EMS providers, our future growth will be limited.

We may be unable to keep pace with technology changes.

        We continue to evaluate the advantages and feasibility of new manufacturing processes. Our future success will depend in part upon our ability to develop and to market manufacturing services which meet changing customer needs, to maintain technological leadership, and to successfully anticipate or respond to technological changes in production and manufacturing processes in cost-effective and timely ways. Our manufacturing processes, test development efforts and design capabilities may not be successful.

Our customers may be adversely affected by rapid technological change which can adversely impact our business.

        Our customers compete in markets that are characterized by rapidly changing technology, evolving industry standards, and continuous improvements in products and services. These conditions frequently result in short product life cycles. Our success will depend largely on the success achieved by our customers in developing and marketing their products. If technologies or standards supported by our customers' products become obsolete or fail to gain widespread commercial acceptance, our business could be materially adversely affected.

We may be unable to protect our intellectual property.

        We believe that certain of our proprietary intellectual property rights and information gives us a competitive advantage. Accordingly, we have taken, and intend to continue to take, appropriate steps to protect this proprietary information. These steps include signing non-disclosure agreements with customers, suppliers, employees and other parties, and implementing strict security measures. Our protection measures may not be sufficient to prevent the misappropriation or unauthorized disclosure of our property or information.

        There is also a risk that infringement claims may be brought against us or our customers in the future. If someone does successfully assert an infringement claim, we may be required to spend significant time and money to develop a manufacturing process that does not infringe upon the rights of such other person or to obtain licenses for the technology, process or information from the owner. We may not be successful in such development or any such licenses may not be available on commercially acceptable terms, if at all. In addition, any litigation could be lengthy and costly and could adversely affect us even if we are successful in such litigation.

We are subject to the risk of increased income taxes which would adversely affect our results of operations.

        Our business operations are carried on in a number of countries, including countries where:

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  tax incentives have been extended to encourage foreign investment; or

  •
  income tax rates are low.

        We develop our tax position based upon the anticipated nature and conduct of our business and the tax laws, administrative practices and judicial decisions now in effect in the countries in which we have assets or conduct business. All of these are subject to change or differing interpretations, possibly with retroactive effect. Any such change could increase our income taxes.

Our compliance with environmental laws could be costly.

        Like others in similar businesses, we are subject to extensive environmental laws and regulations in numerous jurisdictions. Our environmental policies and practices have been designed to ensure compliance with these laws and regulations consistent with local practice. Future developments and increasingly stringent regulation could require us to incur additional expenditures relating to environmental matters at any of the facilities. Achieving and maintaining compliance with present, changing and future environmental laws could restrict our ability to modify or expand our facilities or continue production. This compliance could also require us to acquire costly equipment or to incur other significant expenses.

        Certain environmental laws impose liability for the costs of removal or remediation of hazardous or toxic substances on an owner, occupier or operator of real estate, even if such person or company was not aware of or responsible for the presence of such substances. In addition, in some countries in which we have operations, any person or company who arranges for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may be liable for the costs of removal or remediation of such substances at such facility, whether or not the person or company owns or operates the facility.

        Some of our operating sites have a history of industrial use. Soil and groundwater contamination have occurred at some of our facilities. From time to time we investigate, remediate and monitor soil and groundwater contamination at certain of our operating sites. In certain instances where soil or groundwater contamination existed prior to our ownership or occupation of a site, landlords or former owners have contractually retained responsibility and liability for the contamination and its remediation. However, failure of such former owners or landlords to perform, as the result of financial inability or otherwise, could result in us being required to remediate such contamination.

        We generally obtain environmental assessments, or review recent assessments initiated by others, for most of the manufacturing facilities that we own or lease at the time we acquire or lease such facilities. Our assessments may not reveal all environmental liabilities and current assessments are not available for all facilities. Consequently, there may be material environmental liabilities of which we are not aware. In addition, ongoing clean up and containment operations may not be adequate for purposes of future laws. The conditions of our properties could be affected in the future by the condition of the land or operations in the vicinity of the properties, such as the presence of underground storage tanks. These developments and others, such as increasingly stringent environmental laws, increasingly strict enforcement of environmental laws by governmental authorities, or claims for damage to property or injury to persons resulting from the environmental, health, or safety impact of our operations, may cause us to incur significant costs and liabilities that could have a material adverse effect on us.

Our loan agreements contain restrictive covenants that may impair our ability to conduct our business.

        Certain of our outstanding loan agreements contain financial and operating covenants that limit our management's discretion with respect to certain business matters. Among other things, these covenants restrict our ability and our subsidiaries' ability to incur additional debt, create liens or other encumbrances, change the nature of our business, sell or otherwise dispose of assets, and merge or consolidate with other entities. At September 30, 2003, we were in compliance with these covenants.

Risks Related to Receiving Subordinate Voting Shares

        The interest of our controlling shareholder may conflict with the interest of the remaining holders of our subordinate voting shares.

        Onex Corporation, or Onex, owns, directly or indirectly, all of the multiple voting shares and less than 1.0% of the outstanding subordinate voting shares. As of January 31, 2004, the number of shares owned by Onex, together with those shares Onex has the right to vote, represents 85.5% of the voting interest in Celestica and includes approximately 2.0% of the outstanding subordinate voting shares. Accordingly, Onex exercises a controlling influence over our business and affairs and has the power to determine all matters submitted to a vote of our shareholders where our shares vote together as a single class. Onex has the power to elect our directors and to approve significant corporate transactions such as certain amendments to our articles of incorporation, mergers, amalgamations and the sale of all or substantially all of our assets. Onex's voting power could have the effect of deterring or preventing a change in control of our company that might otherwise be beneficial to our other shareholders. Under our revolving credit facilities, if Onex ceases to control Celestica, and if no one person owns more than 20.0% of the subordinate voting shares our lenders could demand repayment. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex and one of our directors, owns shares with a majority of the voting rights of the shares of Onex. Mr. Schwartz, therefore, effectively controls our affairs. The interests of Onex and Mr. Schwartz may differ from the interests of the remaining holders of subordinate voting shares.

Shareholders' ability to bring legal action against us under United States securities laws may be limited.

        We are incorporated under the laws of the Province of Ontario, Canada. Substantially all of our directors, controlling persons and officers are residents of Canada and all or a substantial portion of our assets and the assets of these persons are located outside of the United States. As a result, it may be difficult for shareholders to effect service within the United States upon those directors, controlling persons and officers who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

Our subordinate voting shares may not maintain their value.

        The share price of our subordinate voting shares is subject to the general price fluctuations in the market for publicly-traded equity securities and may decline in value. The price of our subordinate voting shares has been and may continue to be highly volatile. During 2003, the market price of our subordinate voting shares on The New York Stock Exchange has ranged from $9.78 to $19.90 per share. The trading prices of our subordinate voting shares could fluctuate widely in response to:

  •
  quarterly variations in our operations and financial results;

  •
  announcements of technological innovations or new products by us or our competitors;

  •
  changes in prices of ours or our competitors' products and services;

  •
  changes in growth rates for us as a whole or for particular segments of our business;

  •
  general conditions in the EMS industry; and

  •
  systemic fluctuations in the stock market.

Shares eligible for public sale could adversely affect our share price.

        As of January 31, 2004, we had 169,884,577 subordinate voting shares outstanding. As of January 31, 2004, there were 32,720,303 subordinate voting shares reserved for issuance under our employee share purchase and option plans and for director compensation, including outstanding options to purchase 26,693,429 subordinate voting shares. Additionally, as of January 31, 2004, Manufacturers' Services Limited, or MSL, had options to purchase 5,703,875 shares of MSL common stock outstanding under its stock option plans and 3,047,533 shares of MSL common stock issuable upon the exercise of outstanding warrants. We assumed all of MSL's then outstanding options and warrants as a result of our merger, which are now exercisable for our subordinate voting shares. Moreover, pursuant to our articles, we may issue an unlimited number of additional subordinate voting shares without further shareholder approval. As a result, a substantial number of our subordinate voting shares will be eligible for sale in the public market at various times in the future. Sales of substantial amounts of such shares would dilute the holdings of our shareholders and could adversely affect the market price of our subordinate voting shares.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of subordinate voting shares by our selling shareholders in this offering.

        The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or any other expenses incurred by the selling shareholders in disposing of the subordinate voting shares in this offering. We will bear some of the legal expenses incurred by the selling shareholders and all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, listing fees of the New York Stock Exchange and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

        On August 31, 1995, November 26, 1999, March 14, 2002 and July 3, 2003, MSL issued warrants to purchase shares of common stock of MSL in separate private placements. As a result of the MSL Merger which was completed on March 12, 2004, we assumed these warrants and these warrants were converted into the right to purchase subordinate voting shares upon their exercise. The shares being offered by our selling shareholders consist of the subordinate voting shares issuable upon exercise of warrants by the selling shareholders.

        This prospectus covers the resale of 100% of the subordinate voting shares currently issuable upon exercise of the warrants.

        Because the exercise price of the warrants is subject to adjustment in respect of stock splits, stock dividends, reclassifications or combinations affecting our subordinate voting shares, the number of shares that will actually be issued upon exercise of the warrants may be more than the 1,142,824 shares identified on the cover page of this prospectus. If the number of subordinate voting shares issuable upon the exercise of the warrants is adjusted, we may be required to file a post-effective amendment to the registration statement of which this prospectus is a part to increase the number of shares subject to such registration and provide details regarding the adjustment in a supplement to this prospectus.

        The following table sets forth, to our knowledge, certain information about our selling shareholders as of March 12, 2004, after giving effect to the MSL Merger. The second column lists, for each selling shareholder, the number of subordinate voting shares held as of March 12, 2004, including the number of subordinate voting shares held based on the selling shareholder's ownership of warrants. The third column lists the number of subordinate voting shares which may be offered under this prospectus by each selling shareholder. The fourth and fifth columns assume the sale of all of the shares which may be offered under this prospectus by each selling shareholder. The number of shares held by any selling shareholder may fluctuate from time to time.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the subordinate voting shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their subordinate voting shares, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

	Subordinate Voting Shares Beneficially Owned Prior to Offering			Subordinate Voting Shares to Be Beneficially Owned After Offering (2)
			Number of Subordinate Voting Shares Being Offered
Name of Selling Shareholder
	Number	Percentage		Number	Percentage
DLJ Investment Partners, L.P. Eleven Madison Avenue New York, NY 10010	15,819	*	15,819	—	—
DLJ Investment Partners II, L.P. Eleven Madison Avenue New York, NY 10010	35,598	*	35,598	—	—
DLJIP II Holdings, L.P. Eleven Madison Avenue New York, NY 10010	11,225	*	11,225	—	—
Castle Creek Technology Partners, LLC 111 West Jackson, Suite 2020 Chicago, IL 60601	21,853	*	21,853	—	—
PCM Partners L.P. 9 Elk St. Albany, NY 12207	41,521	*	41,521	—	—
PCM Partners International Ltd. 9 Elk St. Albany, NY 12207	2,186	*	2,186	—	—
Cohanzick Partners, LP 450 Park Avenue, Suite 3201 New York, NY 10022	3,642	*	3,642	—	—

Cohanzick High Yield Partners, LP 450 Park Avenue, Suite 3201 New York, NY 10022	3,642	*	3,642	—	—
Deephaven Private Placement Trading Ltd. 130 Cheshire Lane, Suite 102 Minnetonka, MN 55305	14,569	*	14,569	—	—
Deutsche Bank AG 527 Madison Ave., 8th Fl. New York, NY 10022	125,798	*	125,798	—	—
AIG DKR Soundshore Private Investors Holding Fund Ltd. 1281 East Main Street Stamford, CT 06902	7,284	*	7,284	—	—
AIG DKR Soundshore Holdings Ltd. 1281 East Main Street Stamford, CT 06902	10,053	*	10,053	—	—
AIG DKR Soundshore Opportunity Holding Fund Ltd. 1281 East Main Street Stamford, CT 06902	7,577	*	6,702	875	*
AIG DKR Soundshore Strategic Holding Fund Ltd. 1281 East Main Street Stamford, CT 06902	5,765	*	5,099	666	*
Capital Ventures International 401 City Avenue, Suite 220 Bala Cynwyd, PA 19004	14,569	*	14,569	—	—
Purchase Associates, L.P. One Rockefeller Plaza New York, NY 10020	26,132	*	12,813	13,319	*
Levco Alternative Fund Ltd. One Rockefeller Plaza New York, NY 10020	237,207	*	72,604	164,603	*
J.P. Morgan Securities Inc. 277 Park Avenue New York, NY 10127	16,314	*	14,569	1,746	*
Langley Partners, L.P. 535 Madison Ave., 7th Floor New York, NY 10028	14,569	*	14,569	—	—
Halifax Fund, L.P. 195 Maplewood Avenue Maplewood, NH 07040	29,138	*	29,138	—	—
Portside Growth and Opportunity Fund 666 Third Avenue, 26th Floor New York, NY 10017	26,816	*	26,816	—	—
Ram Capital Resources, LLC 45 Rockefeller Plaza, Suite 2000 New York, NY 10111	3,642	*	3,642	—	—
SF Capital Partners Ltd. 3600 South Lake Drive St. Francis, Wisconsin 53235	668,713	*	192,018	476,695	*

	Subordinate Voting Shares Beneficially Owned Prior to Offering		Number of Subordinate Voting Shares Being Offered (1)		Subordinate Voting Shares to Be Beneficially Owned After Offering (2)
Name of Selling Shareholder
	Number	Percentage			Number	Percentage
Special Situations Private Equity Fund L.P. 153 East 53rd Street, 55th Floor New York, NY 10022	21,853	*	21,853		—	—
Victus Capital, L.P. 25 East 78th Street New York, NY 10021	246,453	*	99,524		146,929	*
DLJ Merchant Banking Partners, L.P. Eleven Madison Avenue New York, NY 10010	2,939,451	1.59%	93,583		2,845,868	1.55%
DLJ International Partners, C.V. Eleven Madison Avenue New York, NY 10010	1,325,891	*	49,831		1,276,060	*
DLJ Offshore Partners, C.V. Eleven Madison Avenue New York, NY 10010	76,903	*	2,741		74,162	*
Credit Suisse First Boston LLC Eleven Madison Avenue New York, NY 10010	72,377	*	72,377		—	—
Leonardo, L.P. 245 Park Ave New York, NY 10167	238,347	*	47,669		190,678	*
Purchase Associates II, L.P. 1 Rockefeller Plaza, 25th Floor New York, NY 10020	29,794	*	5,959		23,835	*
DE AM Convertible Arbitrage Fund, Ltd. 25 Deforest Avenue Summit, NJ 07901	39,725	*	7,945		31,780	*
Palladin Partners I, L.P. 195 Maplewood Avenue Maplewood, NJ 07040	19,862	*	3,972		15,890	*
Palladin Overseas Fund, Ltd. 195 Maplewood Avenue Maplewood, NJ 07040	19,862	*	3,972		15,890	*
Palladin Multi-Strategy Partners, L.P. 195 Maplewood Avenue Maplewood, NJ 07040	19,862	*	3,972		15,890	*
Palladin Overseas Multi-Strategy Fund, Ltd. 195 Maplewood Avenue Maplewood, NJ 07040	19,862	*	3,972		15,890	*
RBC Capital Markets 165 Broadway, Fourth Floor New York, NY 10006	6,952	*	6,952		—	—
Piper Jaffray 345 California St. San Francisco, CA 94104	32,773	*	32,773		—	—
All Selling Shareholders	6,453,601	3.48%	1,142,824	(1)	5,310,777	2.88%

(1)
This number represents 100% of the subordinate voting shares issuable upon exercise of the warrants.

(2)
We do not know when or in what amounts a selling shareholder may offer shares for sale. Our selling shareholders might not sell any of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, all of the shares currently owned beneficially by each selling shareholder other than the shares issuable upon exercise of the warrants, continue to be held by each selling shareholder and that none of the shares covered by this prospectus will be held by the selling shareholders.

*
Represents a percentage less than 1%.

CAPITALIZATION

        The following table sets forth, as of January 23, 2004, our actual cash and cash equivalents and capitalization. This table should be read in conjunction with our consolidated financial statements and related notes thereto we incorporate into this prospectus by reference.

(numbers in millions)
Cash and Cash Equivalents	$891.5
Debt:
Total debt	$627.0
Shareholders' equity:	$2848.9
Total capitalization	$3475.9

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by our selling shareholders named in this prospectus. The term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

  •
  directly by the selling shareholders to one or more purchasers;

  •
  through underwriters, broker-dealers or agents;

  •
  through a sale (which would not be covered by this prospectus) by the selling shareholders of their warrants to purchase shares to an underwriter, broker-dealer or agent which would exercise such warrant and use this prospectus to resell the shares it receives upon exercise;

  •
  in one or more transactions at fixed prices (which may be changed), at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices;

  •
  in option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus;

  •
  in hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders; or

  •
  in the following additional transactions (which may involve crosses or block transactions):

  •
  on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in over-the-counter market;

  •
  through the writing of options, whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the subordinate voting shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the subordinate voting shares short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge or grant a security interest in shares, and, upon a default in the performance of the secured obligation, such pledgee or secured party, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers, underwriters or agents may receive commissions, discounts or concessions from the selling shareholders and/or purchasers of the shares for whom they may act as agents.

        In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers, underwriters or agents who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer, underwriter or agent may be deemed to be underwriting discounts and commissions. Neither we nor any selling shareholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling shareholder and any other selling shareholder, underwriter, broker/dealer or other agent relating to the sale or distribution of the shares. No underwriter, broker/dealer or agent has been engaged by us in connection with the distribution of the shares.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. We will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act. We will be indemnified by the selling shareholders severally against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such date on which the shares may be resold pursuant to Rule 144(k) under the Securities Act by all selling shareholders that are not our affiliates.

MATERIAL UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSEQUENCES

        A summary of the material U.S. and Canadian federal income tax considerations applicable to the ownership of the subordinate voting shares by U.S. holders is incorporated into this prospectus by reference to our Form 20-F filed with the Securities and Exchange Commission on April 21, 2003. Since the date of filing of our Form 20-F, the long-term capital gain rate for individuals has decreased from 20% to 15% and the backup-withholding rate has decreased from 30% to 28%.

DESCRIPTION OF SHARE CAPITAL

        Our authorized capital consists of an unlimited number of preference shares issuable in series, an unlimited number of subordinate voting shares and an unlimited number of multiple voting shares. In addition, we have issued Liquid Yield Option™ Notes, which are convertible at any time at the option of the holder, unless previously redeemed or repurchased, into 5.6748 subordinate voting shares for each one thousand dollars principal amount at maturity. At March 12, 2004, after giving effect to the MSL Merger, no preference shares, 184,181,867 subordinate voting shares, 39,065,950 multiple voting shares and 1,154,710 Liquid Yield Option™ Notes due 2020 were issued and outstanding.

UNDERWRITERS

        The SEC staff is of a view that selling shareholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. DLJ Investment Partners, L.P., DLJ Investment Partners II, L.P. and DLJIP II Holdings, L.P. are affiliates of registered broker-dealers. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being registered in this prospectus.

LEGAL MATTERS

        Davies, Ward, Phillips & Vineberg LLP, Canadian counsel for the company, will issue an opinion about the legality of the securities offered under this prospectus. As of the date of this prospectus, certain attorneys with Davies, Ward, Phillips & Vineberg LLP own, in the aggregate, less than one percent of the outstanding subordinate voting shares. If any underwriters named in a prospectus supplement engage their own counsel to pass upon legal matters relating to the securities, that counsel will be named in the prospectus supplement.

EXPERTS

        The consolidated financial statements of Celestica Inc. incorporated in this prospectus by reference to the Annual Report of Celestica Inc. on Form 20-F for the year ended December 31, 2002 have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and special reports with the Securities and Exchange Commission. As a foreign private issuer, Celestica is exempt from the rules and regulations under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and, with respect to their purchases and sales of Celestica securities, Celestica's officers, directors and principal shareholders are exempt from the reporting and "short swing" profit recovery provisions contained in Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, and the rules and regulations thereunder.

        Copies of the reports, proxy and information statements and other information filed by us with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

450 Fifth Street, N.W.
Washington, D.C. 20549

        Reports, proxy and information statements and other information concerning us may be inspected at:

The New York Stock Exchange
20 Broad Street
New York, New York 10005

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission Web site is www.sec.gov. Our filings are also available electronically to the public from the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR, at www.sedar.com.

        We have filed a registration statement on Form F-3 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to our subordinate voting shares to be sold upon the exercise of the warrants. This prospectus constitutes our prospectus filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange

Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

        This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this prospectus and in the documents that we have incorporated into this prospectus by reference. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated into this prospectus by reference.

        The following documents, which we have filed with or furnished to the Securities and Exchange Commission, are incorporated by reference into this prospectus:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on April 21, 2003;

  •
  our report on Form 6-K furnished on November 3, 2003;

  •
  our report on Form 6-K furnished on December 24, 2003;

  •
  our report on Form 6-K furnished on February 4, 2004; and

  •
  the description of our subordinate voting shares set forth in our registration statement on Form 8-A, filed on June 9, 1998 and any amendment or report filed thereafter for the purpose of updating that description.

        The documents incorporated by reference are all important parts of this prospectus. We also incorporate by reference into this prospectus, from the date of filing, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and any reports on Form 6-K we furnish to the Securities and Exchange Commission and specifically identify as being incorporated into this prospectus by reference, in each case after the date of this prospectus.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed or furnished document that is deemed to be incorporated by reference into this prospectus modifiesor supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings at no cost, by writing or calling us at the following address:

Celestica Inc.
1150 Eglinton Avenue East
Toronto, Ontario M3C 1H7
(416) 448-5800
Attention: Investor Relations

        No person is authorized in connection with any offering made by this prospectus to give any information or make any representation not contained in, or incorporated by reference into, this prospectus. If given or made, any such information or representation must not be relied on as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.

        You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with other information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the subordinate voting shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Celestica Inc.

1,142,824

Subordinate Voting Shares

PROSPECTUS

March        , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

        Under the Business Corporations Act (Ontario), the registrant may indemnify a present or former director or officer or a person who acts or acted at the registrant's request as a director or officer of another corporation of which the registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of the registrant, and provided that the director or officer acted honestly and in good faith with a view to the best interests of the registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the registrant as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

        Celestica's bylaws provide that Celestica shall indemnify its officers and directors to the extent permitted by the Business Corporations Act (Ontario).

        The directors and officers of the registrant are covered by directors' and officers' insurance policies.

        Reference is made to Item 10 for the undertakings of the registrant with respect to indemnification for liabilities arising under the Securities Act.

Item 9.    Exhibits

(a)   Exhibits:

        The following exhibits have been filed as part of this registration statement:

Exhibit Number	Description
4.1	Restated Articles of Incorporation effective November 20, 2001.(1)
4.2	Bylaw No.1.(1)
4.3	Bylaw No.2.(2)
5.1	Opinion of Davies, Ward, Phillips & Vineberg LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Davies, Ward, Phillips & Vineberg (contained in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney.*

(1)
Incorporated by reference to the Annual Report on Form 20-F of Celestica Inc. filed on May 22, 2001 (Registration No. 001-14832).

(2)
Incorporated by reference to Registration Statement on Form F-1 of Celestica Inc. filed on April 29, 1998 (Registration No. 333-8700).

*
Included on pages S-2 and S-3 of this filing.

Item 10. Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   To file a post-effective amendment to this registration statement to include any financial statements required by section 10(a)(3) of the Securities Act at the start of any delayed offering or throughout a continuous offering unless such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act and incorporated by reference in this registration statement.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the financial adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on the 18th day of March, 2004.

CELESTICA INC.
By:	/s/ ELIZABETH DELBIANCO
Elizabeth DelBianco Chief Legal Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby severally constitutes and appoints Elizabeth DelBianco and Anthony P. Puppi, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and an subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act (a "Rule 462(b) registration statement") and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement or any Rule 462(b) registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ STEPHEN W. DELANEY Stephen W. Delaney	Chief Executive Officer
/s/ ANTHONY P. PUPPI Anthony P. Puppi	Executive Vice President, Chief Financial Officer and General Manager, Global Services
/s/ PETER J. BAR Peter J. Bar	Vice President and Corporate Controller
/s/ J. MARVIN MAGEE J. Marvin MaGee	President and Chief Operating Officer
/s/ ROBERT L. CRANDALL Robert L. Crandall	Director
/s/ WILLIAM A. ETHERINGTON William A. Etherington	Director
/s/ RICHARD S. LOVE Richard S. Love	Director
/s/ ANTHONY R. MELMAN Anthony R. Melman	Director
/s/ GERALD W. SCHWARTZ Gerald W. Schwartz	Director
/s/ CHARLES W. SZULUK Charles W. Szuluk	Director
/s/ DON TAPSCOTT Don Tapscott	Director

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Celestica Inc. in the United States of America, on the 18th day of March, 2004.

CELESTICA CORPORATION (Authorized U.S. Representative)
By:	/s/ J. MARVIN MAGEE
Name: J. Marvin MaGee Title: President and Chief Operating Officer

Exhibit Index

Exhibit Number	Description
4.1	Restated Articles of Incorporation effective November 20, 2001.(1)
4.2	Bylaw No.1. (1)
4.3	Bylaw No.2. (2)
5.1	Opinion of Davies, Ward, Phillips & Vineberg LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Davies, Ward, Phillips & Vineberg (contained in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney.*

(1)
Incorporated by reference to the Annual Report on Form 20-F of Celestica Inc. filed on May 22, 2001 (Registration No. 001-14832).

(2)
Incorporated by reference to Registration Statement on Form F-1 of Celestica Inc. filed on April 29, 1998 (Registration No. 333-8700).

*
Included on pages S-2 and S-3 of this filing.

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TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
ABOUT THIS PROSPECTUS
CELESTICA INC.
ABOUT THE OFFERINGS
RISK FACTORS
Risks Related to Our Business
Risks Related to Receiving Subordinate Voting Shares
USE OF PROCEEDS
SELLING SHAREHOLDERS
CAPITALIZATION
PLAN OF DISTRIBUTION
MATERIAL UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSEQUENCES
DESCRIPTION OF SHARE CAPITAL
UNDERWRITERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
AUTHORIZED REPRESENTATIVE